Exhibit 12.1

October 28, 2024

Board of Directors

Remark Holdings, Inc.

800 S. Commerce Street

Las Vegas, Nevada 89106

To the Board of Directors:

We have acted as counsel to Remark Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of an amendment to its offering statement on Form 1-A, File No. 024-12515) (the “Offering Statement”) with the Securities and Exchange Commission (the “SEC”). The Offering Statement covers the contemplated sale of up to 750,000 shares of the Company’s Series B 15% Cumulative Redeemable Preferred Stock (the “Shares”).

In connection with this opinion, we have examined instruments, documents, certificates, and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including (1) the Offering Statement and the exhibits thereto, (2) the Company’s Certificate of Incorporation, as amended to date, (3) the Certificate of Designation for the Shares, (4) the Company’s Bylaws, as amended to date, (5) certain resolutions of the Board of Directors of the Company, and (6) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein. In rendering these opinions, we have assumed: (a) the genuineness and authenticity of all signatures on original documents, including electronic signatures made and/or transmitted using electronic signature technology (e.g., via DocuSign or similar electronic signature technology); and (b) that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (d) the Shares will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Offering Statement.

Based upon and subject to the foregoing, we are of the opinion that the Shares offered pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Offering Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Offering Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Fox Rothschild LLP

Fox Rothschild LLP